Exhibit 99.1

NextPlat Expects Q1 2026 Gross Margins to Jump to 34+%, Operating Expenses to Decline 8+% From Q4 2025 and Achieve Positive Operating Income in Q3

First Quarter 2026 Consolidated Gross Profit Expected to Increase by 40% vs. the Fourth Quarter 2025 as the Company Continues its Shift to Higher Margin Contracted Healthcare Revenue

Company Adds a Record Number of 340B Entities Supporting Expected Healthcare Services Revenue Growth and Margin Expansion Throughout 2026

Hallandale Beach, FL – April 29, 2026 - NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global consumer products and services company providing healthcare and technology solutions through e-commerce and retail channels worldwide, today announced its turnaround continues, highlighted by the expectation of substantially lower expenses and growth in operating margins driven by contracted healthcare services in Q1 2026. Continued sequential quarterly improvement in key financial metrics are expected throughout the remainder of 2026 and supports the Company’s goal of achieving positive operating income in the third quarter.

Broad sequential operating improvements continue to be driven by management’s strategic business refocusing and growth initiatives put into place starting in the third quarter of 2025 and are now delivering meaningful sequential and year-over-year progress against growth and profitability objectives. Key financial metrics expected in the first quarter of 2026 include:

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Healthcare Operations Revenue Improvement: Momentum in the Company’s Healthcare Operations segment continues to build driven by direct engagement initiatives with existing 340B customers and the addition of medication fulfilment contracts secured late last year, highlighted by the recent signing of five 340B contracts, a new single quarter record. These new 340B entities are currently onboarding and are expected to commence activities in July 2026. As expected, total Q1 2026 Healthcare Operations revenue is anticipated to sequentially decline to approximately $6.7 million from $9.6 million in Q4 2025 as the Company’s turnaround continues to prioritize contracted services which deliver improved profitability compared to the traditional retail pharmacy business.

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Gross Margin Improvement: Consolidated gross margins in the first quarter of 2026 are expected to exceed 34%, a dramatic improvement from approximately 20% reported for the full year ended December 31, 2025. As a result of the Company’s focus on contracted services, despite lower overall Healthcare Operations revenue expected in Q1 2026, this operating segment’s margin is anticipated to grow to nearly 39%, up approximately 115% sequentially from Q4 2025 and up approximately 99% from Q1 2025. Increasing levels of higher margin 340B and medication fulfilment contracted services revenue are expected to maintain elevated healthcare margins throughout the remainder of 2026.

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Operational Process Efficiency and Cost Reduction: The Company anticipates a sequential decrease of over $0.4 million or approximately 9% in total operating expenses in Q1 2026 vs. Q4 2025 reflecting success in the Company’s turnaround efforts to streamline the business. Based upon continued growth in higher-margin contracted healthcare services revenue combined with prudent expense controls, the Company anticipates achieving positive operating income in Q3 2026.

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Solid Liquidity: The Company’s operations continue to be supported by a solid balance sheet with expected cash of approximately $11 million, working capital of approximately $14.3 million, and zero unsecured debt as of March 31, 2026. Management expects second quarter cash balances will increase from Q1 levels due to the timing of certain payments received by the Company after the close of the first quarter.

“As expected, the positive impacts of our turnaround initiatives are now contributing to improved operating metrics, trends we believe will significantly drive both top and bottom-line results starting in the second quarter and continuing throughout the remainder of 2026,” said David Phipps, CEO and President of NextPlat. “The strength we are seeing in our business is broad-based, reflecting improved healthcare operations and a steadily growing pipeline in our e-commerce communications division with international government and military customers. Looking ahead, we are committed to supporting our organic growth in healthcare services, our recently announced nationwide expansion, and capitalizing on opportunities that can quickly and profitably add scale to our business, all with the goal of delivering an improved bottom-line later this year.”

The Company expects to file its quarterly report on Form 10-Q for the quarter ended March 31, 2026, with the Securities and Exchange Commission, on or before May 15, 2026, and host an earnings conference call with investors.

For more information about NextPlat, please visit www.NextPlat.com and connect with us on Facebook, LinkedIn and X.

About NextPlat Corp

NextPlat is a global consumer products and services company providing healthcare and technology solutions through e-commerce and retail channels worldwide. Through acquisitions, joint ventures, and collaborations, the Company seeks to provide access to high quality healthcare and pharmacy services and assist businesses in selling their goods online, domestically, and internationally, allowing them to optimize their e-commerce presence and revenue. Through its subsidiaries, NextPlat provides pharmacy and healthcare data management services and prescription fulfilment services in the United States and operates an e-commerce division offering voice, data, tracking, and IoT products and services worldwide.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “anticipate,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to reduce operational costs, secure additional contracted services business, increase e-commerce sales and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net